Exhibit 99.1

AOL ACCELERATES REVENUE AND ADJUSTED OIBDA GROWTH IN Q3

14% Global Advertising Revenue Growth Drives Total Revenue Growth

All Advertising Revenue Lines Grow Year-over-Year for the 3rd Consecutive Quarter

AOL Properties’ Unique Visitors Grow 4%, the 5th Consecutive Quarter of Year-over-Year Growth

Brand Group Grows Display Revenue 11% Year-over-Year and Returns to Positive Adjusted OIBDA

Membership Group’s Revenue Decline Mitigated by 22% Reduction in Subscriber Churn Rate

AOL Networks Grows Revenue 19% Powered By 32% Growth in Third Party Network Revenue

AOL Grows Adjusted OIBDA 19% and Expands Adjusted OIBDA Margin by More Than 200 Basis Points

Q3 Operating Income Reflects Restructuring Charges and a Non-Cash Goodwill Impairment Charge

AOL Repurchased 2.5 Million Shares from July 1st to Date at an Average Price of $34.25 per Share

***

NEW YORK – November 5, 2013 - AOL Inc. (NYSE: AOL) released third quarter 2013 results today.

“AOL’s Q3 results are another step forward in our long-term plan,” said Tim Armstrong, AOL Chairman and CEO. “The Q3 results highlight the strength of AOL’s strategy and our team and the consistent execution of our team in delivering great consumer experiences and successful customer results.”

Summary Results

In millions (except per share amounts)

	Q3 2013	Q3 2012	Change
Revenue
Advertising	$386.0	$340.0	14%
Global Display	141.9	135.4	5%
Global Search	95.0	91.8	3%

AOL Properties	236.9	227.2	4%
Third Party Network	149.1	112.8	32%
Subscription	161.6	173.5	-7%
Other	13.7	18.2	-25%

Total revenues	$561.3	$531.7	6%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$119.8	$100.9	19%
Operating income	$16.7	$43.1	-61%
Net income attributable to AOL Inc.	$2.0	$20.8	-90%
Diluted EPS	$0.02	$0.22	-91%
Cash provided by operating activities	$98.9	$101.8	-3%
Free Cash Flow (1)	$64.6	$71.5	-10%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q3 Consolidated AOL Revenue Trends:

•	Q3 total revenue grew 6% year-over-year, driven by global advertising revenue growth.

•	Global advertising revenue grew 14% year-over-year reflecting:

•

32% growth in Third Party Network revenue driven by growth in the sale of premium formats, primarily video, across our programmatic platform. Third Party Network revenue includes $17.6 million from Adap.tv following its acquisition on September 5, 2013 and grew 17% excluding Adap.tv.

•	5% growth in global display revenue driven by improved pricing.

•	3% growth in global search revenue driven primarily by an increase in revenue per search.

•

Subscription revenue declined 7% year-over-year and domestic AOL-brand access subscriber monthly average churn was 1.4% in Q3 2013 compared to a 10% decline year-over-year in subscription revenue and 1.8% monthly average churn in Q3 2012.

Q3 Consolidated AOL Profitability Trends:

•

Operating income, net income and diluted EPS were negatively impacted by pre-tax restructuring costs of $19.0 million as well as $25.0 million related to non-cash asset impairments in our Patch operations.

•	Adjusted OIBDA grew 19% year-over-year, driven by total revenue growth and a 20% decline in general and administrative expenses, partially offset by increased costs of revenue.

•

Cost of revenues increased $36.3 million year-over-year, reflecting a $24.4 million increase in total Traffic Acquisition Costs (TAC) driven by TAC associated with Adap.tv, growth in our search marketing related efforts and growth in Third Party Network revenue. Third Party Network related TAC grew at a slower pace than revenue. Cost of revenues also reflects non-cash asset impairment charges of $10.4 million primarily related to our Patch operations, largely offset by lower network related expenses.

•

General and administrative expenses declined $19.0 million in Q3 2013 year-over-year, due to a decline in marketing and personnel costs primarily related to AOL’s continued cost reduction efforts and a decline in legal and consulting fees.

AOL Asset, Cash & Cash Flow Trends:

•	On September 5, 2013, AOL closed its acquisition of Adap.tv, further solidifying its position as a leader in premium and programmatic video advertising.

•	On July 1, 2013, AOL entered into a five-year $250 million senior secured revolving credit facility agreement with a syndicated bank lending group. The credit facility remains undrawn.

•

From July 1 to date, AOL repurchased 2.5 million shares of common stock at an average price of $34.25, or approximately $84.9 million in aggregate. In 2013, AOL has repurchased 3.9 million shares at an average price of $34.75, or approximately $135 million in aggregate. AOL has approximately $115 million left in its current share repurchase authorization.

•

AOL had $168.2 million of cash and equivalents at September 30, 2013. Q3 cash provided by operating activities and Free Cash Flow were $98.9 million and $64.6 million, respectively, down year-over-year primarily due to payments related to restructuring charges during the quarter.

DISCUSSION OF SEGMENT RESULTS

	Q3’13	Q3’12	Change
	(In millions)
Revenue
Brand Group	192.5	177.0	9%
Membership Group	204.5	221.0	-7%
AOL Networks	188.7	158.4	19%
Corporate & Other	—	0.3	-100%
Intersegment eliminations	(24.4)	(25.0)	2%

Total Revenue	$561.3	$531.7	6%

Adjusted OIBDA
Brand Group	10.9	(9.6)	NM
Membership Group	149.8	156.4	-4%
AOL Networks	(7.1)	0.3	NM
Corporate & Other	(33.8)	(46.2)	27%

Total Adjusted OIBDA	$119.8	$100.9	19%

Brand Group

Brand Group revenue growth reflects continued growth in global display and search revenue. Brand Group display revenue grew 11% globally driven by improved pricing. Brand Group search revenue grew 6% year-over-year driven primarily by higher revenue per search.

Brand Group Adjusted OIBDA improved significantly versus the prior year period, primarily due to the growth in display and search revenue discussed above as well as a reduction in marketing and general and administrative expenses, including Patch. Lower year-over-year Brand Group operating expenses were partially offset by growth in TAC associated with AOL’s search marketing-related efforts.

Membership Group

Membership Group revenue declines reflect a 7% decline in subscription revenue driven by 13% fewer domestic AOL-brand access subscribers year-over-year. Membership Group revenue declines were partially offset by a 22% year-over-year reduction in churn rate to 1.4% and by 9% year-over-year growth in domestic average access subscription monthly revenue per AOL-brand access subscriber (ARPU). Reduced churn and ARPU growth continues to reflect the benefits of our retention program and the impact of a price rationalization program.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscription revenue discussed above, partially offset by a decline in costs associated with the decline in subscribers and the disposition of a claim regarding a legal matter in Q3 2013.

AOL Networks

AOL Networks revenue increased 19% year-over-year, driven by 32% growth in Third Party Network, including $17.6 million from Adap.tv following its acquisition on September 5, 2013. Excluding Adap.tv, Third Party Network revenue grew 17% year-over-year, driven by growth in the sale of premium formats, primarily video, across our programmatic platform. AOL Network’s year-over-year revenue comparison was negatively impacted by the absence of revenue from the divestiture of StudioNow in Q1 2013 and by a decline in revenue from the sale of Brand Group and Membership Group inventory through AOL Networks. StudioNow contributed $2.3 million in revenue to AOL Networks in Q3 2012.

AOL Networks Adjusted OIBDA decreased year-over-year due to higher research and product development costs primarily related to continued investment in premium formats as well as Ad Learn Open Platform (our demand-side platform) and AdTech MARKETPLACE (our supply-side platform). AOL Networks Adjusted OIBDA declines were partially offset by the increase in AOL Networks revenues discussed above and by more than 500 basis point reduction in Third Party Network TAC as a percentage of Third Party Network revenue.

Corporate & Other

Corporate & Other Adjusted OIBDA improved significantly year-over-year, primarily driven by declines in marketing and personnel costs as a result of our broader cost reduction efforts. Corporate & Other Adjusted OIBDA for Q3 includes expenses associated with completing the acquisition of Adap.tv.

Tax

AOL had Q3 2013 pre-tax income of $14.6 million and income tax expense of $13.1 million, resulting in an effective tax rate of 89.7%. This compares to an effective tax rate of 54.1% for Q3 2012. The effective tax rate for Q3 2013 differed from the statutory U.S. federal income tax rate of 35.0% primarily due to the tax impact of the non-deductible goodwill impairment charge, the foreign losses that did not produce a tax benefit and the size of these items relative to our pre-tax income. The effective tax rate for Q3 2012 differed from the statutory U.S. federal income tax rate due to foreign losses that did not produce a tax benefit.

Cash Flow

Q3 2013 cash provided by operating activities was $98.9 million, while Free Cash Flow was $64.6 million, both down slightly year-over-year primarily due to payments related to restructuring charges during the quarter. Free Cash Flow was further impacted by higher capital expenditures and higher capitalized product development costs versus the prior year period.

CONSOLIDATED OPERATING METRICS

	Q3 2013	Q3 2012	Y/Y Change	Q2 2013	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	2,508	2,893	-13%	2,583	-3%
ARPU (1)	$20.15	$18.47	9%	$20.03	1%
Domestic AOL-brand access subscriber monthly average churn (2)	1.4%	1.8%	-22%	1.4%	0%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	115	111	4%	116	0%
Domestic average monthly unique visitors to AOL Advertising Network	196	186	5%	188	4%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. ARPU is calculated as domestic average monthly access subscription revenue per AOL-brand access subscriber.

(2)

Churn represents the percentage of subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss third quarter 2013 financial results on Tuesday, November 5, 2013, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (866) 825.1709 and other international parties should call (617) 213.8060. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 14225057.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Advertising	$386.0	$340.0	$1,106.4	$1,007.9
Subscription	161.6	173.5	493.4	531.1
Other	13.7	18.2	41.1	53.2

Total revenues	561.3	531.7	1,640.9	1,592.2
Costs of revenues	418.6	382.3	1,211.6	1,163.1
General and administrative	78.2	97.2	237.6	301.2
Amortization of intangible assets	11.1	9.0	29.7	28.6
Restructuring costs	19.0	0.4	28.1	7.7
Goodwill impairment charge	17.5	—	17.5	—
Income from licensing of intellectual property	—	—	—	(96.0)
(Gain) loss on disposal of assets, net	0.2	(0.3)	(2.1)	(946.1)

Operating income	16.7	43.1	118.5	1,133.7
Other income (loss), net	(2.1)	2.0	(5.6)	9.3

Income from operations before income taxes	14.6	45.1	112.9	1,143.0
Income tax provision	13.1	24.4	57.8	130.7

Net income	$1.5	$20.7	$55.1	$1,012.3
Net (income) loss attributable to noncontrolling interests	0.5	0.1	1.3	0.4

Net income attributable to AOL Inc.	$2.0	$20.8	$56.4	$1,012.7

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.03	$0.22	$0.73	$10.82

Diluted net income per common share	$0.02	$0.22	$0.69	$10.64

Shares used in computing basic income per common share	77.3	92.6	77.1	93.6

Shares used in computing diluted income per common share	81.2	96.0	81.4	95.2

Cash dividends declared per common share	$—	$5.15	$—	$5.15

Depreciation expense by function:
Costs of revenues	$29.8	$31.7	$90.1	$96.2
General and administrative	2.2	2.6	7.3	9.4

Total depreciation expense	$32.0	$34.3	$97.4	$105.6

Equity-based compensation by function:
Costs of revenues	$7.6	$5.0	$18.8	$13.6
General and administrative	4.2	6.1	12.6	14.7

Total equity-based compensation	$11.8	$11.1	$31.4	$28.3

Traffic Acquisition Costs (included in costs of revenues)	$114.0	$89.6	$307.9	$252.8

Third Party Network Traffic Acquisition Costs	$93.8	$77.1	$248.9	$221.1

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and equivalents	$168.2	$466.6
Accounts receivable, net of allowances of $7.8 and $6.6, respectively	385.9	351.9
Prepaid expenses and other current assets	30.8	28.5
Deferred income taxes, net	47.2	40.6

Total current assets	632.1	887.6
Property and equipment, net	454.6	478.3
Goodwill	1,360.0	1,084.1
Intangible assets, net	221.7	133.2
Long-term deferred income taxes, net	113.6	148.8
Other long-term assets	75.3	65.3

Total assets	$2,857.3	$2,797.3

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$109.2	$76.1
Accrued compensation and benefits	96.2	151.4
Accrued expenses and other current liabilities	154.7	175.3
Deferred revenue	68.9	57.8
Current portion of obligations under capital leases	52.3	49.6

Total current liabilities	481.3	510.2
Long-term portion of obligations under capital leases	42.7	56.3
Long-term deferred income taxes	4.6	5.8
Other long-term liabilities	84.8	73.8

Total liabilities	613.4	646.1

Redeemable noncontrolling interest	10.2	13.4

Equity:
Common stock, $0.01 par value, 111.9 million shares issued and 77.9 million shares outstanding as of September 30, 2013 and 110.1 million shares issued and 76.6 million shares outstanding as of December 31, 2012	1.1	1.1
Additional paid-in capital	3,568.6	3,457.5
Accumulated other comprehensive income (loss), net	(297.0)	(294.1)
Accumulated deficit	(129.6)	(188.0)
Treasury stock, at cost, 34.0 million shares at September 30, 2013 and 33.5 million shares at December 31, 2012	(910.3)	(838.4)

Total stockholders’ equity	2,232.8	2,138.1
Noncontrolling interest	0.9	(0.3)

Total equity	2,233.7	2,137.8

Total liabilities, redeemable noncontrolling interest and equity	$2,857.3	$2,797.3

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Nine Months Ended September 30,
	2013	2012
Operating Activities

Net income	$55.1	$1,012.3
Adjustments for non-cash and non-operating items:
Depreciation and amortization	127.1	134.2
Asset impairments and write-offs	30.4	3.0
(Gain) loss on step acquisition and disposal of assets, net	(1.1)	(958.7)
Equity-based compensation	31.4	28.3
Deferred income taxes	31.5	103.0
Other non-cash adjustments	4.5	(3.2)
Changes in operating assets and liabilities, net of acquisitions	(50.0)	(30.0)

Cash provided by operating activities	228.9	288.9

Investing Activities

Investments and acquisitions, net of cash acquired	(336.9)	(10.3)
Proceeds from disposal of assets, net	1.1	951.5
Capital expenditures and product development costs	(52.7)	(49.0)

Cash (used) provided by investing activities	(388.5)	892.2

Financing Activities

Repurchase of common stock	(102.2)	(698.7)
Principal payments on capital leases	(44.5)	(41.1)
Tax withholdings related to net share settlements of restricted stock units	(13.3)	(6.3)
Proceeds from exercise of stock options	22.7	26.1
Other financing activities	0.8	0.3

Cash used by financing activities	(136.5)	(719.7)

Effect of exchange rate changes on cash and equivalents	(2.3)	(1.8)
(Decrease) increase in cash and equivalents	(298.4)	459.6
Cash and equivalents at beginning of period	466.6	407.5

Cash and equivalents at end of period	$168.2	$867.1

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and nine months ended September 30, 2013 and 2012 (In millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Restructuring costs	$(19.0)	$(0.4)	$(28.1)	$(7.7)
Equity-based compensation expense	(11.8)	(11.1)	(31.4)	(28.3)
Asset impairments and write-offs	(29.0)	(0.2)	(30.4)	(3.0)
Gain (loss) on disposal of assets, net	(0.2)	0.2	2.1	946.6
Costs related to proxy contest	—	—	—	(8.8)
Costs related to patent sale and return of proceeds to shareholders	—	(3.0)	—	(8.6)
Income from licensing of intellectual property	—	—	—	96.0
Tax, legal and other settlements	—	—	—	(7.6)
Gain on consolidation of Ad.com Japan (1)	—	—	—	10.8

Pre-tax impact	(60.0)	(14.5)	(87.8)	989.4

Income tax impact (2)	16.7	4.6	26.9	(49.7)

After-tax impact of items impacting comparability of net income	$(43.3)	$(9.9)	$(60.9)	$939.7

Impact per basic common share	$(0.56)	$(0.11)	$(0.79)	$10.04

Impact per diluted common share	$(0.53)	$(0.10)	$(0.75)	$9.87

Effective tax rate (3)	39.5%	39.2%	39.5%	39.2%

(1)

During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan, and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.

(2)

The income tax impacts for certain items such as gain (loss) on disposal of assets and gain on consolidation of Ad.com Japan are calculated by using the actual tax expense for the transactions. The goodwill impairment charge of $17.5 million recorded in 2013 is not deductible for income tax purposes. The income tax impact for all remaining items is calculated by applying the normalized effective tax rate to deductible items.

(3)

For the three and nine months ended September 30, 2013, the effective tax rate was calculated based on AOL’s 2013 projected normalized annual effective tax rate. The effective tax rate for the three and nine months ended September 30, 2012 was calculated based upon AOL’s 2012 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating income	$16.7	$43.1	$118.5	$1,133.7

Add: Depreciation	32.0	34.3	97.4	105.6

Add: Amortization of intangible assets	11.1	9.0	29.7	28.6

Add: Restructuring costs	19.0	0.4	28.1	7.7

Add: Equity-based compensation	11.8	11.1	31.4	28.3

Add: Asset impairments and write-offs	29.0	0.2	30.4	3.0

Add: Losses/(gains) on disposal of assets, net	0.2	(0.2)	(2.1)	(946.6)

Add: Special items (1)	—	3.0	—	(71.0)

Adjusted OIBDA	$119.8	$100.9	$333.4	$289.3

Cash provided by operating activities	$98.9	$101.8	$228.9	$288.9

Less: Capital expenditures and product development costs	19.7	17.3	52.7	49.0

Less: Principal payments on capital leases	14.6	13.0	44.5	41.1

Free Cash Flow	$64.6	$71.5	$131.7	$198.8

(1)

Special items for the nine months ended September 30, 2012 include patent licensing income of $96.0 million, partially offset by costs related to the proxy contest of $8.8 million, costs related the patent sale and return of the related proceeds to shareholders of $8.6 million, and $7.6 million related to a tax settlement.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the “Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the new revolving credit facility; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) our ability to attract and retain key employees; 6) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) market adoption of new products and services; 8) our ability to attract and retain unique visitors to our properties; 9) asset impairments; and 10) the impact of “cyber espionage.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Peter Land

212-206-5009

Peter.Land@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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